Structured Asset Mortgage Investments II Trust 2007-AR5
                                 Issuing Entity

                     Wells Fargo Bank, National Association
                  Master Servicer and Securities Administrator

                  Structured Asset Mortgage Investments II Inc.
                                    Depositor

             Structured Asset Mortgage Investments II Trust 2007-AR5
               Mortgage Pass-Through Certificates, Series 2007-AR5

                       Supplement dated September 10, 2007
                 to Prospectus Supplement dated August 30, 2007
                        to Prospectus dated June 28, 2007

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated August 30, 2007.

          1. The related ratings of S&P assigned to the Subordinate Certificates in the tables on pages S-7, S-16 and S-113 of the Prospectus Supplement, are hereby deleted in their entirety and replaced with the following:

                  Offered Certificates             S&P
                  --------------------            -----
                  B-1                              AA+
                  B-2                              AA+
                  B-3                              AA
                  B-4                              AA
                  B-5                              A+
                  B-6                             BBB+
                  B-7                             BBB-

          2. Notwithstanding anything to the contrary provided in the Prospectus Supplement, the Class A-3 Certificates will bear interest at a pass-through rate equal to the least of (i) one-month LIBOR plus the related margin, (ii) 10.50% per annum and (iii) the applicable Net Rate Cap.

          3. The third and fifth paragraphs under the caption "Summary of Prospectus Supplement--Pass Through Rates", on pages S-12 and S-13 of the Prospectus Supplement, are hereby revised to delete the parenthetical "(or, in the case of Class A-3 Certificates, 11.50% per annum)" in each paragraph therein.

          4. The first and second paragraphs under the caption "Risk Factors--The Adjustable Rate Certificates May Not Always Receive Interest Based on One-Month LIBOR Plus the Related Margin", on page S-24 of the Prospectus Supplement, are hereby revised to delete the parenthetical "(or, in the case of Class A-3 Certificates, 11.50% per annum cap)" in each paragraph therein.

          5. Clause (i) of first paragraph under the caption "Description of the Certificates--Pass-Through Rates for the Certificates", on page S-55 of the Prospectus Supplement, is hereby revised to delete the parenthetical "(or, in the case of Class A-3 Certificates, 11.50% per annum)" therein.

          6. Clause (1) of the definition of "Basis Risk Shortfall" under the caption "Glossary", on page S-118 of the Prospectus Supplement, is hereby revised to delete the parenthetical "(or, in the case of Class A-3 Certificates, 11.50% per annum)" therein.

          7. The definition of "Basis Risk Shortfall Carry Forward Amount" under the caption "Glossary", on page S-119 of the Prospectus Supplement, is hereby revised to delete the parenthetical "(or, in the case of Class A-3 Certificates, 11.50% per annum)" therein.

          8. The related mortgage loan characteristics under the column "Remaining Interest Only Period (in months)" in the table on pages S-67 through S-80 of the Prospectus Supplement, are hereby deleted in their entirety and replaced with the following characteristics with respect to the applicable loan number:


                   Remaining                              Remaining                               Remaining
                 Interest Only                          Interest Only                           Interest Only
                  Period (in                              Period (in                             Period (in
 Loan Number        months)               Loan Number      months)               Loan Number       months)
--------------- ----------------          ------------ -----------------         ------------- ----------------
      36              119                     356            120                     574             120
      74              120                     357            119                     647             120
     204              120                     358            120                     648             120
     224              120                     359            119                     649             120
     318              119                     362            119                     676             119
     327              120                     363            120                     677             119
     335              120                     367            119                     678             119
     336              120                     392            116                     706             119
     337              119                     393            116                     717             120
     338              120                     491            120                     729             120
     342              120                     546            116                     740             120
     343              120                     573            119                     743             119
     349              120

The remainder of the prospectus supplement remains unmodified.

This supplement may be used to offer or sell the Certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

                            Bear, Stearns & Co. Inc.

Until 90 days after the date of this Supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus Supplement and Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus Supplement and Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




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